Exhibit 10.4
June 15, 2004

AGREEMENT:	Dr Pepper/Seven-Up Bottling Group, Inc.
CROWN Cork & Seal USA, Inc (“Crown”) is pleased to offer the following Agreement for the supply of aluminum 12 ounce beverage cans and ends (“Containers”), 202/211 x 413, with standard soft drink specifications and printed with up to six color decoration. End units supplied shall be 202 diameter standard “LOE” or Crown’s 202 diameter “Super-End®” with complete conversion to “Super-End®” ends expected to take place not later than April 1, 2006, as described below.
TERM OF AGREEMENT: The term of the Agreement shall be for a period of * years beginning January 1, 2005 and extending through *. The Agreement shall be automatically renewed for an additional * year period (* through *); provided, however, *.
LOCATIONS & VOLUMES: Crown shall supply and Dr Pepper/Seven-Up agrees to purchase from Crown, *% of their can and end requirements (except for the end requirements at Vernon and Buena Park, CA and the * exception discussed below) for the following Dr Pepper/Seven-Up filling locations:

Location	Estimated Annual Volumes
Irving, TX	*
Houston, TX	*
Columbus, OH	*
Vernon, CA	*
Buena Park, CA	*

Total Base Volume	*
It is understood and agreed that at the Buena Park location, Crown’s can and end supply shall be less than *%, to the extent that Dr Pepper/Seven-Up fills Containers for *, and * designates an alternative can maker to supply its Container (can and end) requirements.
At the Vernon and Buena Park, CA locations, Crown shall supply a minimum of *% of the end requirements in 2005. Beginning January 1, 2006, Crown shall supply *% of both the can and end requirements at the Vernon and Buena Park locations (subject to the * can and end exception mentioned above) with conversion to “SuperEnd®” expected to be completed no later than April 1, 2006.
If any of the above can filling locations are closed and volume is moved to a replacement filling location, Crown shall have the right to supply such relocated Container volume at

*	Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

the replacement filling location pursuant to the terms of this Agreement. If Dr Pepper/Seven-Up acquires an additional can filling operation(s) during the term of this Agreement, Crown shall have the first right to supply such additional Container volume pursuant to the terms and conditions of this Agreement, but not to the extent that Dr Pepper/Seven Up is prohibited from awarding Crown such new volume as a result of prior existing contractual obligations.
PRICING: The current prices (as of October 1, 2004) for the cans and ends supplied by Crown are:

	with SuperEnd®	with LOE Ends
12 ounce can bodies	$*	$*
202 diameter ends	$*	$*

Total Container	$*	$*
In consideration of Dr Pepper/Seven-Up entering into this new five year Agreement, the selling prices will be * per thousand containers effective January 1, 2005 as follows:

	With SuperEnd®	with LOE Ends
12 ounce can bodies	$*	$*
202 diameter ends	$*	$*

Total Container	$*	$*
     The above “Base Prices” shall be adjusted beginning April 1, 2005 as described below. As of January 1, 2006, all 202 diameter “LOE” ends supplied under this agreement shall be sold at the “Super End®” end price shown above, provided that, Dr Pepper/Seven Up has committed to a mutually agreeable “Super End®” conversion schedule for the Vernon and Buena Park locations. Base coated can bodies require an upcharge of $* per thousand cans.
PAYMENT TERMS: Payments for Containers shall be due net * days from the date of invoice — no cash discounts will be allowed.
SUPER-ENDS ®: Conversion of the various Dr Pepper/Seven Up filling locations from “LOE” to “Super-End®” ends shall be completed on a mutually agreeable schedule. The goal of both parties is for all locations to be running “Super-End®” ends prior to April 1, 2006.
FREIGHT: The above prices include freight delivery costs to the various Dr Pepper/Seven Up filling locations. Dr Pepper/Seven Up may use its own fleet of trucks to pick-up cans and/or ends at the Crown manufacturing facilities and Crown shall give a freight allowance equal to its cost to deliver by commercial carrier. Crown intends to supply cans to the various Dr Pepper/Seven Up filling locations from the following can manufacturing facilities:

*	Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

Dr Pepper/Seven Up	Crown’s Can Supply
Filling Locations	Location (& Back-up)

Irving, TX	*
Houston, TX	*
Columbus, OH	*
Vernon, CA	*
Buena Park, CA	*
PRICE CHANGES: During the term of this Agreement, the Base Prices shall be adjusted pursuant to the following four factors: *, as set forth below.
(a)	* It is understood that * of the price adjustment factors *. The January 1, 2005 Base Prices reflect *. The Base Prices will be adjusted on April 1st and October 1st of each contract year (beginning April 1, 2005) to reflect *. The April 1st adjustments will be based on *. The October 1st adjustments will be based on *.

(b)	* The Base Prices will be adjusted to reflect *.

(c)	* On April 1st of each contract year, *. The first such adjustment shall be April 1, 2005 and will reflect *.

(d)	* In the event that *

*	Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

WAREHOUSING: During the term of this Agreement, Crown agrees to provide, at * to Dr Pepper/Seven-Up, warehouse storage space of * in the Los Angeles, CA area at a location that is mutually acceptable to both parties. Such warehouse space is to be appropriate for the storage of filled beverage cans and bottles.
*
8-OUNCE CAN SUPPLY: Provided that Crown is competitive in price and other terms and conditions of sale, Crown will be given the opportunity to supply Dr Pepper/Seven-Up’s requirements of 8-ounce aluminum (202/211 x 307) beverage cans and ends to the Dr Pepper/Seven-Up 8-ounce filling locations in Texas.
OTTUMWA, IOWA SUPPLY: Upon mutual agreement, Crown will be given the opportunity to supply the Dr Pepper/Seven-Up filling location in Ottumwa, Iowa with its requirements of 12-ounce aluminum beverage Containers pursuant to the terms and conditions of this Agreement.
WARRANTIES: All of Crown’s standard container warranties and other terms and conditions of sale shall apply to the cans and ends supplied under this Agreement.
CONFIDENTIALITY: Dr Pepper/Seven-Up and Crown agree to maintain strict confidentiality regarding the contents of this Agreement including pricing and all other terms set forth herein.
PREVIOUS AGREEMENTS: This new Agreement shall supersede and replace any previous agreement between the parties including the Sales Agreement dated December 18, 1997 in its entirety (including the paragraph 8 reference to employees or consultants).

*	Confidential treatment has been requested. The redacted material has been separately filed with the Commission.

If you are in agreement with the terms and conditions as set forth above, please sign in the space provided below and return one original copy to Crown.

CROWN Cork & Seal USA, Inc.
By:	/s/
(Authorized Representative)

DR PEPPER / SEVEN-UP BOTTLING GROUP, INC.
By:	/s/
Title: